Exhibit 4.4

ADDENDUM No. 2
dated 27th January 2012
to a Drillship Master Agreement dated November 22, 2010
as novated by a Novation Agreement dated December 30, 2010
and further as amended by an Addendum No. 1 dated 16th May 2011
("the Drillship Master Agreement")

This Addendum No. 2 is made on this 27th day of January 2012 by and between:

1)
SAMSUNG HEAVY INDUSTRIES CO. LTD, a corporation of Korea, having its registered office at 34th floor, Samsung Life Insurance Seocho Tower 1321-15 SeochoDong, Seocho-Gu, Seoul, Korea 137-857 (hereinafter referred to as "Samsung"); and

2)	OCEAN RIG UDW INC. of Majuro, Marshall Islands, which maintains a shipping office at 80 Kifisias Avenue, GR-15125 Marousi, Athens, Greece (hereinafter "Ocean Rig")

WHEREAS:

(A)
Pursuant to the terms of the Drillship Master Agreement and Addendum No.1, among others it was agreed for Ocean Rig to have a contractual right until 31st January 2012 (the "Option Expiry Date") to order to Samsung the construction of up to three (3) drillships (the "Drillship A", "Drillship B" and "Drillship C" and together the "Drillships") at the price and specifications set out therein and for the other terms and conditions set out therein.

(B)	Pursuant to the terms of the Drillship Master Agreement and Addendum No.1 the delivery dates for the Drillships are as set out in the table below:

Drillship	Option Exercise Date	Delivery Date
Drillship A	Prior to 30th September 2011	1st quarter 2014
	Prior to 30th November 2011	2nd quarter 2014
	Prior to 31st January 2012	3rd quarter 2014
Drillship B	Prior to 30th September 2011	2nd quarter 2014
	Prior to 30th November 2011	3rd quarter 2014
	Prior to 31st January 2012	To be advised by Samsung at its reasonable discretion declaring the earliest available date based on their production schedule, always acting in good faith when doing so
Drillship C	Prior to 30th September 2011	3rd quarter 2014
	Prior to 30th November 2011	To be advised by Samsung at its reasonable discretion declaring the earliest available date based on their production schedule, always acting in good faith when doing so
	Prior to 31st January 2012	To be advised by Samsung at its reasonable discretion declaring the earliest available date based on their production schedule, always acting in good faith when doing so

(C)	Samsung and Ocean Rig have now agreed for the Option Expiry Date to be extended to 2nd April 2012.

NOW THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1.            Option Exercise Deadline

The Option Expiry Date for the declaration of each one of the options for the construction of Drillship A, Drillship B and Drillship C is hereby extended to 2nd April 2012 (the "New Option Expiry Date").

2.            Delivery Date(s)

The new delivery date(s) of the Drillships are hereby amended to be as per the table below:

Drillship	Delivery Date
Drillship A	4th quarter 2014
Drillship B	To be advised by Samsung at its reasonable discretion declaring the earliest available date based on their production schedule, always acting in good faith when doing so
Drillship C	To be advised by Samsung at its reasonable discretion declaring the earliest available date based on their production schedule, always acting in good faith when doing so

3.           Confidentiality

The Parties hereto undertake to keep the existence of this Agreement and the terms hereof strictly confidential, and shall not disclose same to any third parties without express prior written consent from the other party unless disclosing party demonstrates that such disclosure is required to comply with the applicable laws and regulations.

Save as amended and restated by this Addendum No. 2 the provisions of the Drillship Master Agreement and Addendum No.1 shall continue in full force and effect and the Drillship Master Agreement, Addendum No.1 and this Addendum No. 2 shall be read and construed as one instrument.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

For and on behalf of	For and on behalf of the Builder
OCEAN RIG UDW INC	SAMSUNG HEAVY INDUSTRIES CO., LTD.

/s/ Iraklis Sbarounis	/s/ Bong Jin Oh
By: Iraklis Sbarounis	By: Bong Jin Oh
Title: Attorney-In-Fact	Title: Attorney-In-Fact